Exhibit 99

News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Chief Financial Officer
(330) 253-5592
Max Barton, Director, Investor Relations
(330) 761-6106
Myers Industries Reports 2008 First Quarter Results
FOR IMMEDIATE RELEASE: April 24, 2008, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today reports results for the first quarter ended March 31, 2008. Performance highlights include:
•	Net sales from continuing operations for the first quarter were $249.3 million compared to $246.5 million in the first quarter of 2007.

•	Income from continuing operations before taxes for the first quarter was $13.8 million compared to $23.4 million in the first quarter of 2007. Gross profit as a percent of sales was 24.0% in the first quarter of 2008 compared to 29.9% in the first quarter of 2007, primarily due to significantly higher raw material costs.

•	Income from continuing operations for the first quarter was $8.6 million compared to $14.7 million in the first quarter of 2007.

•	Income from continuing operations per basic and diluted share for the first quarter was $0.25 compared to $0.42 in the first quarter of 2007.

•	Net income for the first quarter of 2008 was $10.4 million, or $0.30 per share, and includes income of $1.7 million, or $0.05 per share, from discontinued operations. Net income for the first quarter of 2007 was $32.5 million, or $0.93 per share, including income of $17.8 million, or $0.51 per share, from discontinued operations.
Commenting on first quarter results, President and Chief Executive Officer John C. Orr said, “Despite general economic softness, revenues for the Company increased slightly as compared to the first quarter of 2007. A less favorable product mix and significantly higher resin prices, however, impacted our margins. To help offset these pressures, we remain focused on appropriate selling price adjustments, tight expense controls and continuous productivity initiatives.”
Consolidated Results from Continuing Operations — 2008 First Quarter:
$ Millions

	First Quarter Ended March 31
Results from Continuing Operations:	2008	2007	% Change
Net Sales	$249.3	$246.5	1%
Income Before Taxes	$13.8	$23.4	- 41%
Income from Continuing Operations	$8.6	$14.7	- 42%
Income Per Share from Continuing Operations	$0.25	$0.42	- 41%

Net sales during the first quarter of 2008 benefited from full-quarter contributions from the ITML and Arca acquisitions, which were completed in the first quarter of 2007, along with the Company’s focus on selling price adjustments to mitigate raw material pressures and continued development of niche sales channels.
The key factors influencing profitability during the first quarter of 2008 included the impact of lower volumes due to economic softness, as well as significantly higher raw material costs, which offset the Company’s gains with pricing adjustments, cost controls and productivity programs.
Raw Material Prices
During the 2008 first quarter, prices for high-density polyethylene (HDPE) and polypropylene (PP) resins were approximately 35 percent higher on average compared to the first quarter of 2007. Prices for both HDPE and PP were approximately 7 percent higher from the fourth quarter of 2007.
Business Segment Results — 2008 First Quarter:
Lawn and Garden Segment
$ Millions

	First Quarter Ended March 31
	2008	2007	% Change
Net Sales	$92.4	$93.9	- 2%
Income Before Taxes	$8.1	$10.8	- 25%
Net sales in the Lawn and Garden Segment for the 2008 first quarter were down slightly compared to the same period in 2007. This reflects a timing shift for grower purchases and grower supply chain adjustments to retail merchandising programs. First quarter net sales also reflect a slower start to the season due to an extended period of colder weather through many parts of the U.S., which impacts the ordering and stocking of plant material at retailers.
The key factor influencing profitability for the 2008 first quarter was significantly higher raw material costs. The higher material costs were partially offset through pricing adjustments in the Company’s markets, as well as expense control programs and ongoing productivity initiatives to improve manufacturing efficiency.
North American Material Handling Segment
$ Millions

	First Quarter Ended March 31
	2008	2007	% Change
Net Sales	$72.7	$66.5	9%
Income Before Taxes	$8.6	$14.9	- 42%
Net sales in the North American Material Handling Segment for the 2008 first quarter benefited from a favorable product mix of reusable container systems in agriculture, certain manufacturing niches and catalog markets. This helped to mitigate the impact of volume softness from industrial, automotive and other sectors, which is primarily attributable to customers delaying purchases of capital-intensive transport packaging systems due to economic concerns.
The key factors influencing profitability for the 2008 first quarter were significantly higher raw material costs and the lower volume on higher-value packaging conversions. Selling price adjustments, expense controls and manufacturing efficiency improvements did not offset these factors.

Distribution Segment
$ Millions

	First Quarter Ended March 31
	2008	2007	% Change
Net Sales	$44.5	$46.4	- 4%
Income Before Taxes	$3.3	$4.5	- 27%
Despite weakness in markets served by the segment, new sales channel gains were made with national retail tire chains. Weakness in sales is due to soft replacement demand for passenger and truck tires; higher fuel prices influencing the number of miles driven, lower freight carriage and retreading needs for long-haul trucks; and the downturn in housing construction, which decreases service needs for heavy equipment tires.
The impact of lower volume and an unfavorable product mix were the key factors influencing profitability in this segment for the 2008 first quarter.
Automotive and Custom Segment
$ Millions

	First Quarter Ended March 31
	2008	2007	% Change
Net Sales	$46.4	$45.2	3%
Income Before Taxes	$1.5	$2.7	- 45%
Sales in the Automotive and Custom Segment for the 2008 first quarter benefited from gains in niche markets through custom molding and higher selling prices. Overall sales in the segment continued to be impacted by the volume weakness from the automotive and heavy truck markets, as well as the downturn in housing construction.
Higher raw material prices — both resins and rubber materials — and reduced volume on higher margin products due to weakness in the broader markets were the key factors influencing profitability in the 2008 first quarter. These factors offset the Company’s positive achievements with new custom molding opportunities, pricing initiatives to offset raw material inflation, cost controls and long-term synergy programs.
Summary and Company Outlook
The first quarter of 2008 was challenging due to weakening economic conditions and significant raw material inflation, which had an adverse impact on sales and profitability. However, the Company continued developing growth opportunities through new and existing customers and niche sales channels, as well as making improvements in Companywide productivity and cost control programs. Throughout the next several quarters, the Company will continue to focus on managing the recovery of raw material costs and implementing appropriate measures to increase benefits from synergy and cost saving programs to mitigate the effects of economic conditions.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2007 net sales of $918.8 million. Founded in 1933, Myers Industries celebrates its 75th Anniversary in 2008. Visit www.myersind.com to learn more.

MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME

	Quarter Ended
	March 31,
	2008	2007

Net Sales	$249,346,160	$246,470,531
Cost of Sales	189,386,195	172,704,796

Gross Profit	59,959,965	73,765,735
Selling, General & Administrative Expenses	43,198,983	46,808,872

Operating Income	16,760,982	26,956,863
Interest Expense, Net	3,000,498	3,565,488

Income from Continuing Operations Before Income Taxes	13,760,484	23,391,375
Income Taxes	5,112,228	8,654,000

Income from Continuing Operations	8,648,256	14,737,375
Income from Discontinued Operations, Net of Tax	1,732,026	17,787,646

Net Income	$10,380,282	$32,525,021

Income Per Basic & Diluted Common Share
Continuing Operations	$0.25	$0.42
Discontinued Operations	0.05	0.51

Net Income Per Share	$0.30	$0.93

Weighted Average Common Shares Outstanding	35,187,169	35,091,541

About the 2008 First Quarter Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter ended March 31, 2008. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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